EXHIBIT 23.6

March 13, 2012

Alberta Securities Commission British Columbia Securities Commission Saskatchewan Financial Services Commission The Manitoba Securities Commission Ontario Securities Commission	Autoritè Des Marchès Financiers Nova Scotia Securities Commission New Brunswick Securities Commission Registrar of Securities, Prince Edward Island Securities Commission of Newfoundland and Labrador

Re:
The Annual Report on Form 40-F for the year ended December 31, 2011 (the "Annual Report") of Teck Resources Limited (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to references to our firm’s name and use of our report under the heading “Description of the Business - Energy – Teck/SilverBirch Joint Venture,” “Description of the Business – Oil and Gas Resources – Teck/SilverBirch Joint Venture” and for “Schedule C – NI 51-101 Evaluation, Audit and Review Reports” and all other references to our name included or incorporated by reference in: (i) the Annual Report of the Company; (ii) the Company’s registration statements on Form S-8 (File Nos. 333-140184 and 333-170840); and (iii) the incorporation by reference in registration statement on Form F-9  of the Company (File No. 333-167081) and of Teck Metals Ltd. (File No. 333-167081-01), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Sincerely,

SPROULE UNCONVENTIONAL LIMITED

/s/ Donald W. Woods
Donald W. Woods, P.Eng. Manager, Engineering and Partner

/s/ Doug W.C. Ho
Doug W.C. Ho, P.Eng. Vice-President, Engineering and Director